Exhibit (d)(6)

MH Sub I, LLC
Micro Holding Corp.
909 North Sepulveda Blvd., 11th Floor
 El Segundo, CA 90245

July 31, 2017

WebMD Health Corp.
395 Hudson Street
3rd Floor
 New York, NY 10014

Dear Sir or Madam,

WebMD Health Corp. (the “Receiving Party”) has expressed an interest in receiving information regarding  MH Sub I, LLC (“MH Sub I”) and Micro Holding Corp. (“Micro” and, together with MH Sub I, each a “Disclosing Party” and collectively, the “Disclosing Parties”) or their affiliates in connection with the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger, dated July 24, 2017, among MH Sub I, Diagnosis Merger Sub, Inc. and the Receiving Party (the “Merger Agreement”), but only upon the agreement by the parties hereto of the matters set forth herein.  The Receiving Party agrees that the Confidential Information (i) will be kept confidential and will not be disclosed other than to its officers, directors, employees, and advisors (including, without limitation, legal, accounting and financial advisors) (collectively, “Representatives”) on a need to know basis and (ii) will not be used for any purpose other than in connection with the consummation of the Transactions.  Each party will be responsible for any breach of this letter agreement by its Representatives.  Notwithstanding anything to the contrary herein, this Agreement does not and shall not be construed to amend the Merger Agreement or the rights and obligations of the parties thereto in any manner.

          The confidential information that will be within the scope of this letter agreement is any information relating to (i) the Disclosing Parties or their affiliates or the operations, performance or valuations thereof (including, without limitation, studies, reports, financial models, analysis or other documents or information (whether oral or written)) (the “Confidential Information”).  Notwithstanding the foregoing, “Confidential Information” shall not include any information which (i) is or becomes available to the public other than as a result of a disclosure by the parties hereto or their Representatives in violation hereof, (ii) prior to or after disclosure to the parties hereto or their Representatives by or on behalf of the other party, was already in such party’s possession or such party’s Representative’s possession or becomes available to such party or their Representatives from a source (other than the parties hereto or their Representatives) that, to such party’s or their Representative’s knowledge, after due inquiry, is not bound by any duty of confidentiality to any party in respect of such information, (iii) is the subject of a written consent to disclose provided by the other party hereto, or (iv) was independently developed by the Receiving Party without reference to the Confidential Information.

If the Receiving Party or its Representatives becomes legally compelled (by deposition, interrogatory, request for information or documents, subpoena, civil investigative demand, governmental agency action or similar legal or judicial process) or otherwise is requested or required pursuant to law or regulation, in each case in the advice of their respective counsel, to disclose any Confidential Information of any Disclosing Party to a person or persons not otherwise permitted to receive such information hereunder, then, to the extent legally permissible, the Receiving Party or its Representatives (as the case may be) shall provide to the Disclosing Parties prompt written notice of such requirement and shall cooperate with the Disclosing Parties, at the Disclosing Parties’ sole cost, in seeking a protective order or other appropriate remedy; provided, that, no such notice shall be required if the Receiving Party or any of its Representatives are requested or required to disclose Confidential Information in the course of routine supervisory examinations or regulatory oversight not targeted at a Disclosing Party, the Transactions or this letter agreement, by banking regulatory authorities with jurisdiction over the Receiving Party or such Representatives.  If such protective order or other remedy is not obtained or reasonably obtainable, or if the Disclosing Party waives compliance with the provisions hereof, then the Receiving Party or its Representatives (as the case may be) (i) may disclose only that portion of the Confidential Information that its legal counsel advises is legally required to be disclosed and (ii) shall exercise reasonable commercial efforts to ensure that all information so disclosed will be accorded confidential treatment.

At any time upon request from a Disclosing Party, the Receiving Party will, at its option, promptly deliver or destroy the Confidential Information to the Disclosing Parties and, provide certification as to such destruction.  Notwithstanding the foregoing, Receiving Party and its Representatives may retain copies of the Confidential Information as required by policies and procedures implemented in order to comply with applicable law, regulation or bona-fide document retention policies; provided, that such retained copies shall remain subject to the terms of this letter agreement for so long as it is retained notwithstanding the termination of this letter agreement.

Neither MH Sub I nor Micro shall be under any obligation to share any Confidential Information or make any representation or warranty as to the accuracy or completeness of any Confidential Information supplied by it to Receiving Party.

Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy for any breach of any provision of this letter agreement by the Receiving Party, and that in addition to all other remedies which the Disclosing Parties, their agents or their Representatives may have, each of the Disclosing Parties, their agents and their Representatives will be entitled to specific performance and injunction or other equitable relief as a remedy for any such breach of this letter agreement.

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.  This letter agreement shall not be assigned by any party hereto without the express written consent of each of the other parties.  This letter agreement may be signed in counterparts which, taken together, shall constitute one and the same instrument.  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

All obligations under this letter agreement shall terminate upon the second anniversary of the date of this letter agreement.

Kindly execute and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,

MICRO HOLDING CORP.

By:
/s/ B. Lynn Walsh
Name:	B. Lynn Walsh
Title:	Secretary

MH SUB I, LLC

By:
/s/ B. Lynn Walsh
Name:	B. Lynn Walsh
Title:	Secretary

Confirmed and Agreed

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	EVP